Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of First Capital, Inc. of our report dated September 15, 2015 relating to the audit of the consolidated financial statements of Peoples Bancorp, Inc. of Bullitt County, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Louisville, Kentucky
October 2, 2015